News Release

For Further Information:

Linda McDougall, Media Relations, 816-932-7542, lmcdougall@hrblock.com

Pam Kearney, Investor Relations, 816-932-1967, pkearney@hrblock.com

H&R BLOCK RESCHEDULES FILING OF ANNUAL REPORT ON FORM 10-K

FOR RELEASE JULY 8, 2005

KANSAS CITY, Mo. – H&R Block Inc. (NYSE:HRB) today disclosed that it will not file its Annual Report on Form 10-K with the Securities and Exchange Commission (SEC) by the prescribed due date of July 14, 2005. The company plans to file a notification of late filing with the SEC to extend the filing due date to July 29, 2005, and anticipates filing the 2005 Annual Report on Form 10-K by the extended filing due date.

The delayed filing is due to additional time required for the company to finalize its restatement of results for fiscal years 2004 and 2003, as previously reported in its fiscal year-end press release on June 8, 2005.

Due to the delay in the Annual Report and Form 10-K filing, the company will also reschedule reporting its first quarter results from the previously announced date of Aug. 18, 2005. The company expects to report first quarter results on Sept. 1, 2005.

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About H&R Block:

Celebrating its 50th anniversary in 2005, H&R Block is the world’s largest tax services provider, having served more than 400 million clients since 1955. The sixth largest retailer in the world, H&R Block has more than 12,000 locations serving taxpayers primarily in the United States, Canada and Australia.

H&R Block’s subsidiaries deliver tax services and financial advice, investment and mortgage services, and business accounting and consulting services. H&R Block Financial Advisors Inc. offers investment services and securities products. With approximately 1,000 financial advisors serving clients at approximately 260 locations, H&R Block Financial Advisors is a member NYSE, SIPC, a registered broker-dealer and investment advisor. H&R Block Inc. is not a registered broker-dealer and is not a registered investment advisor. H&R Block Mortgage Corp. offers a full range of retail mortgage services. Option One Mortgage Corp. provides mortgage services and offers wholesale mortgages through large financial institutions and a network of approximately 34,000 independent mortgage brokers. RSM McGladrey Business Services Inc. and its subsidiaries serve mid-sized businesses and their owners with tax, accounting and business consulting services, as well as personal wealth management services. H&R Block Small Business Resources is a new business currently operating in 14 U.S. cities that serves the tax, financial and business needs of small business owners. H&R Block Small Business Resources is not a licensed CPA firm. For more information about the company, visit our Online Press Center at www.hrblock.com.